NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES (“U.S.”) SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH THE SECURITIES COMMISSION OF ANY U.S. STATE, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MAY NOT TRADE THIS SECURITY OR ANY SECURITY ISSUED IN RESPECT OF THIS SECURITY IN CANADA BEFORE JUNE 24, 2007.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES ISSUABLE UPON THE EXERCISE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL JUNE 24, 2007

Original Issue Date: February 23, 2007
Original Conversion Price (subject to adjustment herein): $0.15 USD

$_______________(USD)

5% SENIOR SECURED CONVERTIBLE DEBENTURE
DUE FEBRUARY 22, 2009

          THIS 5% SENIOR SECURED DEBENTURE is one of a series of duly authorized and validly issued Secured Convertible Debentures of Chalk Media Corp., a British Columbia corporation, having its principal place of business at 1071 Mainland Street, 2nd Floor, Vancouver, British Columbia, Canada, V6B 5P9 (the “Company”), designated as its 5% Senior Secured Convertible Debenture, due February 22, 2009 (this debenture, the “Debenture” and collectively with the other such series of debentures, the “Debentures”).

          FOR VALUE RECEIVED, the Company promises to pay to _______________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_______________ , in United States funds, by February 22, 2009, or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

          Section 1.      Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

          “Alternate Consideration” shall have the meaning set forth in Section 5(d).

          “Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution (excluding dissolution of an inactive Subsidiary), insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the Canada or any day on which banking institutions in the Province of British Columbia are authorized or required by law or other governmental action to close.

          “Buy-In” shall have the meaning set forth in Section 4(d)(v).

          “Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or group, other than members of management, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of the Debentures and the Securities issued together with the Debentures), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a two year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

          “Common Shares” means the common shares, no par value, of the Company and any other class of securities into which such securities may hereafter be reclassified or changed into.

          “Common Share Equivalent” means any securities that provide the holder thereof, whether by conversion, exchange, exercise or otherwise, whether requiring the payment of additional purchase funds, to acquire common shares.

          “Conversion Date” shall have the meaning set forth in Section 4(a).

          “Conversion Price” shall have the meaning set forth in Section 4(b).

          “Conversion Shares” means, collectively, Common Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

          “Debenture Register” shall have the meaning set forth in Section 2(c).

          “Equity Conditions” shall mean, during the period in question, (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (ii) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Debenture, (iii) the Common Shares trading on a Trading Market and the Company believes, in good faith, that trading of the Common Shares on a Trading Market will continue for the foreseeable future, (iv) there is a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the shares issuable pursuant to all Debentures, (v) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vi) the Company has not received notice from the Holder that issuance of the shares in question to the Holder would violate the limitations set forth in Section 4(c) herein, (vii) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (viii) neither the Company nor any of its securities are the subject of a cease trade order or any other regulatory or court order or proceeding that would prevent the Conversion from being freely tradable (other than conditions attributable directly to the holder).

          “Event of Default” shall have the meaning set forth in Section 7.

          “Fundamental Transaction” shall have the meaning set forth in Section 5(b).

          “Interest Conversion Rate” means the lesser of (i) “Market Price” as defined by the TSX Venture Exchange on the Trading Day that is immediately prior to the applicable Interest Payment Date or (ii) the “Market Price” as defined by the TSX Venture Exchange on the Trading Day that is immediately prior to the date the applicable Interest Conversion Shares are issued and delivered if after the Interest Payment Date. Where the closing price of the Common Shares of the Company on the Trading Market is denominated in other than United States funds such price shall be converted into United States dollars using the New York Federal Reserve Noon exchange rate on each such Trading Date.

          “Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

          “Interest Notice Period” shall have the meaning set forth in Section 2(a).

          “Interest Payment Date” shall have the meaning set forth in Section 2(a). “Interest Share Amount” shall have the meaning set forth in Section 2(a). “Late Fees” shall have the meaning set forth in Section 2(d).

          “Mandatory Default Amount” means the sum of (i) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture.

          “New York Courts” shall have the meaning set forth in Section 11(d).

          “Notice of Conversion” shall have the meaning set forth in Section 4(a).

          “Original Issue Date” means the date of the first issuance of the Debentures, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

          “Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule “A” attached hereto, (b) refundable tax credit financing incurred after the date hereof that is fully secured by, and repayable with, refundable tax credits and that has been consented to by the Holders of a majority of the aggregate principal amount of the then outstanding Debentures, (c) lease obligations and purchase money indebtedness of up to $1,000,000, in the aggregate, incurred in connection with the acquisition of capital assets (including software) and lease obligations with respect to newly acquired or leased assets, and (d) indebtedness with the consent of the Holders of a majority of the aggregate principal amount of the then outstanding Debentures, provided that such indebtedness is expressly subordinated to the indebtedness to the Holders pursuant to a written subordination agreement satisfactory to the Holders.

          “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with

GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (i) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, provided that the Liens with respect to the shareholder loans and advances from management described in Schedule “A” are junior to the security interest of the Holders; (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased; and (e) Liens with the consent of the Holders of a majority of the aggregate principal amount of the then outstanding Debentures, provided that such Liens are expressly subordinated to the security interest of the Holders pursuant to a written subordination agreement satisfactory to the Holders.

           “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

          “Share Delivery Date” shall have the meaning set forth in Section 4(d).

          “Subscription Agreement” means the agreement pursuant to which the Holder subscribed for the Debenture and “Subscription Agreements” means the agreements pursuant to which all of the Holders subscribed for the Debentures.

          “Subsidiary” shall mean a subsidiary of the Company whether wholly or partly owned.

          “Trading Day” means a day on which the principal Trading Market is open for business.

          “Trading Market” means the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: TSX Venture Exchange or TSX.

          “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted for trading as reported by that Trading Market; (b) if the Common Shares are not then quoted for trading on the Trading Market and if prices for the Common Shares are then reported by a quotation service, the most recent bid price per share of the Common Shares so reported; or (c) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

          Section 2.      Interest.

          a)      Payment of Interest in Cash or Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 5% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on April 1, 2007, and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash or duly authorized, validly issued, fully paid and non-assessable Common Shares at the Interest Conversion Rate (the amount to be paid in shares, the “Interest Share Amount”), or a combination thereof; provided, however, that payment of Common Shares may only occur if (i) during the 20 Trading Days immediately prior to the applicable Interest Payment Date (the “Interest Notice Period”) and through and including the date such shares of Common shares are issued to the Holder all of the Equity Conditions have been met (unless waived by the Holder in writing), (ii) the Company shall have given the Holder notice in accordance with the notice requirements set forth below, (iii) Company has not received notice from a Holder that such payment of Common Shares shall violate the limitations set forth in Section 4(c) of this Debenture, and (iv) the Company shall have delivered to the Holder the requisite number of shares of Common Shares (the “Interest Conversion Shares”) within 5 Trading Days of the Interest Payment Date.

          b)      Company’s Election to Pay Interest in Kind. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash of Common Shares shall be at the discretion of the Company. Prior to the commencement of any Interest Notice Period, the Company shall deliver to the Holder a written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, Common Shares or a combination thereof and the Interest Share Amount as to the applicable Interest Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Interest Payment Dates until revised by a subsequent notice. If the Equity Conditions are met during any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. The aggregate number of Common Shares otherwise issuable to the Holder on an Interest Payment Date shall be reduced by the number of Interest Conversion Shares previously issued to the Holder in connection with such Interest Payment Date.

          c)      Interest Calculations. Interest shall be calculated on the basis of a 365-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Payment of interest Common Shares (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 4(d)(ii) herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any 6 principal amount converted, provided that the Company actually delivers the Conversion Shares within the time period required by Section 4(d)(ii). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”). Except as otherwise provided herein, if at any time the Company pays interest partially in cash and partially in Common Shares to the holders of the Debentures, then such payment shall be distributed ratably among the holders of the then-outstanding Debentures based on their (or their predecessor’s) initial purchases of Debentures pursuant to the Subscription Agreements.

          d)      Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full. If any Interest Conversion Shares are issued to the Holder in connection with an Interest Payment Date and are not applied against an Interest Share Amount, then the Holder shall promptly return such excess shares to the Company.

          e)      Prepayment. The Company may at any time after four months from the Original Issue Date, and from time to time, prepay the outstanding amount of the Debenture by paying $1.20 for each $1.00 of outstanding principal amount of the Debenture provided that the Company gives the Holder at least 20 days’ written notice of the intended prepayment, and the Holder shall be entitled to convert the Debenture into Common Shares in accordance with Article 4 hereof during such 20 day period. Where less than 100% of the outstanding amount under all of the Debentures is repaid, such repayment amount shall be allocated among the Debenture Holders so that each Holder’s outstanding Debenture is reduced by the same percentage.

          Section 3.      Registration of Transfers and Exchanges.

          a)      Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

          b)      Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in its subscription agreement and may be transferred or exchanged subject to receipt of a legal opinion satisfactory to the Company that such transfer is in compliance with applicable securities laws, and subject to the applicable securities laws and rules, including the Securities Act (British Columbia), and comparable securities legislation in any other jurisdiction where the Holder is resident and where the Debenture is transferred. A transfer of this Debenture may be registered with the Company by submission of this Debenture, together with the Transfer Form and Transferee Certificate attached as Schedule “D” duly completed and executed.

          c)      Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat 7 the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

          Section 4.      Conversion.

          a)      Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible, in whole or in part, into Common Shares at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(c) hereof. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Schedule “C” (a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within 3 Business Days of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

          b)      Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.15, in United States funds, (subject to adjustment as herein provided) (the “Conversion Price”).

          c)      Conversion Limitations. The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its affiliates shall include the number of Common Shares issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (A) conversion of the remaining, unconverted principal amount of this Debenture beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to 8 the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by such Holder or any of its affiliates. To the extent that the limitation contained in this Section 4(c) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by such Holder together with any affiliates) and of which principal amount of this Debenture is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether this Debenture may be converted (in relation to other securities owned by such Holder together with any affiliates) and which principal amount of this Debenture is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to demand such representation or to verify or confirm the accuracy of such determination. For purposes of this Section 4(c), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (A) the Company’s most recent filed financial statements; (B) a more recent public announcement by the Company; or (C) a more recent notice by the Company or the Company’s transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by such Holder or its affiliates since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon conversion of this Debenture held by the Holder. The Beneficial Ownership Limitation provisions of this Section 4(c) may be unilaterally waived by such Holder, at the election of such Holder, upon not less than 30 days’ prior notice to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

          d)      Mechanics of Conversion.

          i.      Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Common Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (I) the outstanding principal amount of this Debenture to be converted by (II) the Conversion Price.

          ii.      Delivery of Certificate Upon Conversion. Not later than:

(A)	4 Trading Days after each Conversion Date, if the Shares are to be delivered to an address in Canada,

(B)	5 Trading Days after each Conversion Date, if the Shares are to be delivered to an address in the United States, and

(C)	10 Trading Days after each Conversion Date, if the Shares are to be delivered to an address other than in Canada or the United States,

(the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates representing the Conversion Shares representing the number of Common Shares being acquired upon the conversion of this Debenture (including, if the Company has given continuous notice pursuant to Section 2(b) for payment of interest in Common Shares at least 20 Trading Days prior to the date on which the Conversion Notice is delivered to the Company, Common Shares representing the payment of accrued interest otherwise determined pursuant to Section 2(a) but assuming that the Interest Payment Period is the 20 Trading Days period immediately prior to the date on which the Conversion Notice is delivered to the Company and excluding for such issuance the condition that the Company deliver Interest Conversion Shares as to such interest payment) and (B) a bank check in the amount of accrued and unpaid interest (if the Company has elected or is required to pay accrued interest in cash) on the amount of the Debenture so converted. On or after the Effective Date, the Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4. Any issuance of Conversion Shares to the Holder pursuant to the terms hereof shall be subject to the provisions of applicable securities laws and rules, including the Securities Act (British Columbia) and the policies of the TSX Venture Exchange, which laws, rules or policies may restrict the re-sale of such shares by the Holder and require a restrictive legend to be placed on the certificates representing such shares.

          iii. Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the:

(A)	fourth Trading Day after the Conversion Date, if the Shares are to be delivered to an address in Canada,

(B)	fifth Trading Day after the Conversion Date, if the Shares are to be delivered to an address in the United States, and

(C)	tenth Trading Days after the Conversion Date, if the Shares are to be delivered to an address other than in Canada or the United States,

the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Debenture delivered to the Company and the Holder shall promptly return the Common Shares certificates representing the principal amount of this Debenture tendered for conversion to the Company.

          iv.      Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Debenture, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the:

(A)	fourth Trading Day after the Conversion Date, if the Shares are to be delivered to an address in Canada,

(B)	fifth Trading Day after the Conversion Date, if the Shares are to be delivered to an address in the United States, and

(C)	tenth Trading Day after the Conversion Date, if the Shares are to be delivered to an address other than in Canada or the United States,

the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the seventh Trading Day after such liquidated damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section

8 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

          v.      Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Shares upon conversion of this Debenture as required pursuant to the terms hereof.

          vi.      Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common shares for the sole purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), not less than such aggregate number of Common Shares as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of this Debenture and payment of interest hereunder. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

          vii.      Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue shares certificates representing fractions of Common Shares, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, 1 whole Common Share.

          viii.      Transfer Taxes. The issuance of certificates for Common Shares on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          Section 5.      Certain Adjustments.

          a)      Stock Dividends and Stock Splits. If the Company, at any time while this Debenture is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any Common Shares Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of, or payment of interest on, this Debenture); (B) subdivides outstanding Common Shares into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares; or (D) issues, in the event of a reclassification of the Common Shares, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          b)      Fundamental Transaction. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, other than a subsidiary or affiliate of the Company, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 Common Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 Common Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(b) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

          c)      Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding any treasury shares of the Company) issued and outstanding.

          d)      Notice to the Holder.

          i.      Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          ii.      Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Debenture Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through to the effective date of the event triggering such notice.

          Section 6.      Negative Covenants. As long as any portion of this Debenture remains outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: a) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

          b)      amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

          c)      repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Common Shares or Common Shares Equivalents other than repurchases of Common Shares or Common Shares Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Debenture);

          d)      repay, repurchase or offer to repay, repurchase or otherwise acquire debt securities (in excess of $150,000) of the Company that are junior or pari passu to the Debentures in rights to interest payments or liquidation preference, except the Company may repay $250,000 of shareholder loans on the Original Issue Date, and $250,000 of shareholder loans three months after the Original Issue Date. Further, the Company may repay an additional $500,000 of shareholder loans from the proceeds of the Warrants issued concurrently with the Debenture, or if it is able to generate sufficient cash flow, raise additional financing by way of equity or subordinate loans to this Debenture;

          e)      enter into any agreement with respect to any of the foregoing; or

          f)      pay cash dividends or distributions on any equity securities of the Company.

          Section 7.      Events of Default.

          a)      “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

          i.      any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within 5 Trading Days;

          ii.      the Company shall fail to observe or perform any other covenant or agreement contained in the Debentures (other than a breach by the Company of its obligations to deliver Common Shares to the Holder upon conversion, which breach is addressed in clause (xi) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

          iii.      a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur and is not waived under any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

          iv.      any representation or warranty made in this Debenture, written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

          v.      the Company or any Subsidiary shall be subject to a Bankruptcy Event;

          vi.      the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

          vii.      the Common Shares shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days;

          viii.      the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

          ix.      the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 4(d) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

          x.      any monetary judgment, writ of execution or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $150,000, and such judgment, writ of execution or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

          xi.      the Company shall issue any Common Shares at a price per share that is below the Conversion Price, or shall issue any Common Share Equivalents where the effective price per Common Share upon the exercise of the conversion, exchange or purchase right, as the case may be, is or may be less than the Conversion Price including, without limiting the generality of the foregoing, an warrants or convertible debentures the exercise or conversion price, as the case may be, of which is less than the Conversion Price.

          b)      Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after a demand for payment by the Holder following the occurrence of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

          c)      Remedies In Event of Non-Payment. If the Company fails to pay the amount due under this Debenture, whether on the maturity of the Debenture or on demand for payment following an Event of Default, then:

          i.      The Holder may seize or otherwise take possession of the Collateral or any part thereof and sell the same by public or private sale at such price and upon such terms as the Holder in its sole discretion may determine and the proceeds of such sale less all costs and expenses of the Holder (including costs as between a solicitor and its own client on a full indemnity basis) shall be applied on the Indebtedness and the surplus, if any, shall be disposed of according to law;

          ii.      The Holder has the right to enforce this Debenture by any method provided for in this A Debenture t and as permitted by law, and to dispose of the Collateral by any method permitted by law, including disposal by lease or deferred payment;

          iii.      The Holder may appoint any person or persons to be a Receiver of any Collateral, and may remove any person so appointed and appoint another in his stead. The term “Receiver” as used in this Debenture includes a Receiver-Manager;

          iv.      Any Receiver will have the power: (A) to take possession of any Collateral and for that purpose to take any proceedings, in the name of the Company or otherwise; (B) to carry on or concur in carrying on the business of the Company; (C) to sell or lease any Collateral; (D) to make any arrangement or compromise which it may think expedient in the interest of the Holder; (E) to pay all liabilities and expenses connected with the Collateral, including the cost of insurance and payment of taxes or other charges incurred in obtaining, maintaining possession of and preserving the Collateral, and the same shall be added to the Indebtedness and secured by the Collateral; (F) to hold as additional security any increase or profits resulting from the Collateral; (G) to exercise all rights that the Holder has under this Agreement or otherwise at law; (H) with the consent of the Holder in writing, to borrow money for the purpose of carrying on the business of the Company or for the maintenance of the Collateral or any part thereof or for other purposes approved by the Holder, and any amount so borrowed together with interest thereon shall form a charge upon the Collateral in priority to the Security Interest created by this Agreement; and (I) to enter into and to occupy any premises in which the Company has any interest;

          v.      The Company hereby appoints each Receiver appointed by the Holder to be its attorney to effect the sale or lease of any Collateral and any deed, lease, agreement or other document signed by a Receiver under his seal pursuant hereto will have the same effect as if it were under the seal of the Company;

          vi.      Any Receiver will be deemed to be the agent of the Company, and the Company will be solely responsible for his acts or defaults and for his remuneration and expenses, and the Holder will not be in any way responsible for any misconduct or negligence on the part of any Receiver;

         vii.      Neither the Holder nor the Sheriff will be required to take any steps to preserve any rights against other parties pursuant to any Chattel Paper, Security, or Instrument constituting the Collateral or any part of it;

          viii.      Neither the Holder nor the Sheriff is required to keep Collateral identifiable;

          ix.      The Holder may use the Collateral in any manner as it in its sole discretion deems advisable.

          Section 8.      Security.

          a)      Grant of Security. As continuing security for the payment and performance of all debts, liabilities and obligations of the Company to the Holder howsoever arising (present and future, absolute and contingent) (the "Indebtedness"), the

Company grants, assigns, mortgages, pledges and charges, as and by way of a specific mortgage, pledge and charge, and grants a security interest (“Security Interest”) to and in favour of the Holder in the undertaking of the Company and in all personal property referred to in Schedule “B” and in all Proceeds and renewals thereof, accessions thereto and substitutions therefor (the “Collateral”). The Company warrants and acknowledges to and in favour of the Holder that:

          i.      the parties intend the Security Interest hereby constituted in its existing property to attach upon execution and delivery hereof;

          ii.      the parties intend the Security Interest created in after-acquired property of the Company to attach at the same time as it acquires rights in the said after-acquired property; and

          iii.      value has been given.

          b)      Continuing Charge. The mortgage, pledge, charge and Security Interest hereby created shall be a continuous charge notwithstanding the Indebtedness may be fluctuating and even may from time to time, and at any time, be reduced to a nil balance and notwithstanding monies advanced may be repaid and further advances made to or to the order of the Company or in respect of which the Company is liable. The Security Interest shall be released and discharged upon repayment or extinguishment in full of the Company’s indebtedness under all of the Debentures.

          c)      Dealing with Collateral. Until Default, or until the Holder provides written notice to the contrary to the Company, the Company may deal with the Collateral in the ordinary course of the Company's business in any manner not inconsistent with the provisions of this Agreement, provided that the Company may not, and agrees that it will not, without the prior written consent of the Holder:

          i.      Sell or dispose of any of the Collateral otherwise than for fair market value in the ordinary course of the Company's business as it is presently conducted and for the purpose of carrying on that business, or

          ii.      Create or incur any Security Interest, lien, assessment, or encumbrance upon any of the Collateral which ranks or purports to rank, or is capable of being enforced in priority to or equally with the Security Interest granted under this Agreement, except Purchase Money Security Interests and Leases incurred in the ordinary course of the Company's business.

If the Collateral comprises any Securities, Chattel Paper, Instruments, Money or Documents of Title, the Company will, upon request, deliver the same to the Holder and will allow the Holder to retain possession of the same.

          d)      Representations. The Company hereby represents and warrants to the Holder that:

          i.      The Collateral is owned by the Company free of all Security Interests, mortgages, liens, claims, charges or other encumbrances (hereinafter collectively called "Encumbrances"), save for the Permitted Liens and the Permitted Indebtedness;

          ii.      Each Account, Chattel Paper and Instrument constituting Collateral is enforceable in accordance with its terms against the party obligated to pay the same (the “Account Debtor”) and the amount represented by the Company to the Holder from time to time as owing by each Account Debtor will be the correct amount actually and unconditionally owing from such Account Debtor;

          iii.      The Company has full power and authority to conduct its business and own its properties in all jurisdictions in which the Company carries on business and has full power and authority to execute, deliver and perform all of its obligations under this Debenture;

          iv.      This Debenture when duly executed and delivered by the Company will constitute a legal, valid and binding obligation of the Company, subject only that such enforcement may be limited by bankruptcy, insolvency and any other laws of general application affecting creditors' rights and by rules of equity governing enforceability by specific performance;

          v.      There is no provision in any agreement to which the Company is a party, nor to the knowledge of the Company is there any statute, rule or regulation, or any judgment, decree or order of any court, binding on the Company which would be contravened by the execution and delivery of this Debenture;

          vi.      There is no litigation, proceeding or dispute pending, or to the knowledge of the Company threatened against or affecting the Company or the Collateral, the adverse determination of which might materially and adversely affect the Company's financial condition or operations or impair the Company's ability to perform its obligations hereunder;

          vii.      The name of the Company is accurately and fully set out above, and the Company is not known by any other name.

          (e)      Covenants. The Company hereby covenants with the Holder that:

          i.      The Company owns and will maintain the Collateral free of Encumbrances, except the Permitted Liens and the Permitted Indebtedness, or hereafter approved in writing by the Holder prior to their creation or assumption, and will defend title to the Collateral for the benefit of the Holder against the claims and demands of all persons;

          ii.      The Company will maintain the Collateral in good condition and repair and will not allow the value of the Collateral to be impaired, and will permit the Holder or such person as the Holder may from time to time appoint to enter into any premises where the Collateral may be kept to view its condition;

          iii.      The Company will conduct its business in a proper and business-like manner and will keep proper books of account and records of its business, and upon request will furnish access to its books and records at all reasonable times, and will give to the Holder any information which it may reasonably require relating to the Company's business;

          iv.      The Company will punctually pay all rents, taxes, rates and assessments lawfully assessed or imposed upon any property or income of the Company and will punctually pay all debts and obligations to labourers, workmen, employees, contractors, subcontractors, suppliers of materials and other debts which, when unpaid, might under any applicable laws have priority over the Security Interest granted by this Debenture;

          v.      The Company will punctually make all payments and perform all obligations in any lease by the Company and under any agreement charging property of the Company;

          vii.      The Company will immediately give notice to the Holder of: (A) any change in the location of the Collateral, (B) the details of any material acquisition or disposition of Collateral (whether authorized by the Holder or not), (C) any material loss of or damage to Collateral, (D) the details of any claims or litigation affecting materially the Company or Collateral, and (E) any change of its name;

          viii.      The Company will insure and keep insured against loss or damage by fire or other insurable hazards the Collateral to the extent of its full insurable value, and will maintain all such other insurance as the Holder may reasonably require. The loss under the policies of insurance will be made payable to the Holder as its interest may appear and will be written by an insurance company approved by the Holder in terms satisfactory to the Holder and the Company will provide the Holder with copies of the same. The Company will pay all premiums and other sums of money necessary for such purposes as they become due and deliver to the Holder proof of said payment, and will not allow anything to be done by which the policies may become vitiated. Upon the happening of any loss or damage the Company will furnish at its expense all necessary proofs and will do all necessary acts to enable the Holder to obtain payment of the insurance monies;

          x.      The Company will observe the requirements of any regulatory or governmental authority with respect to the Collateral;

          xi.      Except in the ordinary course of business, the Company will not remove any of the Collateral from its present location without prior written consent of the Holder;

          xii.      The Holder may pay or satisfy any Encumbrance created in respect of any Collateral, or any sum necessary to be paid to clear title to such Collateral, and the Company agrees to repay the same on demand, plus interest thereon at a rate equal to the highest rate of interest payable by the Company on any portion of the Indebtedness;

          (f)      Receipt of Copy. The Company hereby acknowledges receipt of a copy of this Debenture, and waives any right it may have to receive a Financing Statement or Financing Change Statement relating to it.

          Section 9.      Participation Right.

          a)      Subsequent Issue of Securities. The Holder shall have the right of first refusal to participate in each and every offering of securities by the Company up to and including the due date of this Debenture. In the event that the Company proposes to allot or issue any securities (including, but not limited to, Common Shares, Common Share Equivalents and debt securities) the Company shall give written notice thereof (the “Offering Notice”) to the Holder, which Offering Notice shall include a description of the security offered, the terms thereof, the purchase price, the minimum and maximum amount of the proposed offering (if applicable) and the proposed closing date. The Holder shall have the right (“the “Participation Right”), exercisable within 15 calendar days of receiving the Offering Notice, to purchase all or any portion of the securities described in the Offering Notice. To exercise such Participation Right the Holder shall provide written notice thereof to the Company within the above said 15 day period, together with its commitment to provide subscription funds on or before the proposed closing date for the said offering. In the event that more than one Holder of Debentures exercises their Participation Rights for an aggregate amount that exceeds the maximum proposed offering amount, then the Participation Right for each such Holder shall be reduced on a basis proportionate with the outstanding principal amounts of Debentures held by such Holders so that the aggregate Participation Right shall equal the maximum proposed offering.

          b)      Permitted Offerings. The participation right set out in section 9(a) above shall not apply to:

          i.      Securities issued pursuant to a stock dividend, subdivision, merger or amalgamation, or Fundamental Transaction;

          ii.      Common Shares issued pursuant to the conversion of Debentures, exercise of warrants, or exercise of other Common Share Equivalents;

          iii.      The grant or exercise of stock options or other incentive compensation plans for directors, officers, employees, and consultants of the Company approved by the Board of Directors.

          Section 10.      Guarantees.

The Company shall cause each of its Subsidiaries to provide the Holder with a guarantee of the Company’s indebtedness and other obligations hereunder, which guarantee provides the Holder with a security interest over all of the present and after acquired property of the Subsidiaries.

          Section 11.      Miscellaneous.

          a)      Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (604) 608-9688, Attn: Kris Sutherland, Vice-President with a copy to (604) 688-8880, Attention: Daniela Masata, Legal Counsel at Suite 1620 – 401 west Georgia Street, Vancouver, British Columbia, V6B 5A1, or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 prior to 5:30 p.m. (New York City time), (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 between 5:30 p.m. (New York City time) and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service to a destination in the U.S. or Canada, or (iv) upon actual receipt by the party to whom such notice is required to be given. If a means of delivery is disrupted due to reasons beyond the control of the sender, then the sender shall use alternate means of delivery if available, and the time for delivery shall be suspended during the period of such disruption.

          b)      Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This

Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

          c)      Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, the Holder posting an indemnity bond, all reasonably satisfactory to the Company.

          d)      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

          e)      Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by the Company or the Holder must be in writing.

          f)      Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

          g)      Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

          h)      Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

          i)      Assumption. Any successor to the Company or any surviving entity in a Fundamental Transaction shall (i) assume, prior to such Fundamental Transaction, all of the obligations of the Company under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) and (ii) issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amount and the interest rate of this Debenture and having similar ranking to this Debenture, which shall be satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 10(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

          j)      Costs and Expenses. The Company agrees to pay all costs, charges and expenses reasonable incurred by the Holder or any Receiver appointed by it (including, but without risking the generality of the foregoing, legal fees as between solicitor and client on full indemnity basis), and preparing, registering or enforcing this Debenture, taking custody, preserving, repairing, maintaining, processing, preparing for disposition and disposing of Collateral, and all such costs, charges and expenses shall be secured hereby.

*********************

          IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

CHALK MEDIA CORP.

By:
Name:
Title:

Schedule A

PERMITTED INDEBTEDNESS

1.	To the National Bank of Canada in the amount of CDN$241,653.70

2.	Shareholder loans of CDN$1,272,000

3.	Advances from management relating to company expenses US$150,000

Schedule B

COLLATERAL AND LOCATION

All present and after acquired personal property, including the proceeds therefrom including, but not limited to the following:

Description of Collateral	Location
Cash and Common Shares of Chalk Investment Corp.	Vancouver British Columbia, Canada
Common Shares of Chalk Inc.	Delaware, United States of America

Schedule C

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 5% Senior Secured Convertible Debenture of Chalk Media Corp., a British Columbia corporation (the “Company”), due on February 22, 2009, into common shares, no par value (the “Common Shares”), of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will provide the Company with the Transfer Form completed by the transferor and the Certificate completed and executed by the transferee attached as Schedule “D” to the Debenture, and pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common shares does not exceed the amounts specified under Section 4 of this Debenture, except to the extent such limitation has been waived.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

Payment of Interest in Common Shares __ yes __ no If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Shares to be issued:

Signature:

Name:

Address:

Schedule I

CONVERSION SCHEDULE

The 5% Senior Secured Convertible Debentures due on February 22, 2009, in the aggregate principal amount of $____________ issued by Chalk Media Corp. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

Schedule D

TRANSFER FORM

ANY TRANSFER OF THIS DEBENTURE WILL REQUIRE COMPLIANCE WITH APPLICABLE SECURITIES LEGISLATION OF BRITISH COLUMBIA, THE JURISDICTION OF RESIDENCE OF THE TRANSFEROR AND THE JURISDICTION OF RESIDENCE OF THE TRANSFEREE. TRANSFERORS AND THE TRANSFEREES ARE URGED TO CONTACT LEGAL COUNSEL BEFORE EFFECTING ANY SUCH TRANSFER.

          FOR VALUE RECEIVED, the undersigned holder of the Debenture of Chalk Media Corp. (the “Company”) hereby sells, assigns and transfer unto _______________ with an address for the purpose of all deliveries and notices under the Debenture at __________________ a total of _______________ the Debenture represented by the attached Debenture Certificate and does hereby irrevocably constitute and appoint attorney to transfer the said Debenture on the books of the trustee with full power of substitution in the premises and confirms that the transfer is made in compliance with all applicable securities laws and requirements of regulatory authorities including without limitation any undertaking given to any applicable stock exchange.

Dated as of the ____ day of ________, 200__.

___________________________________
Signature of Holder

TRANSFEREE CERTIFICATE

TO:                CHALK MEDIA CORP. (the “Company”)

The undersigned transferee (“Transferee”) of a Convertible Debenture whose name appears as such on the form of transfer of such Convertible Debenture that accompanies this declaration, hereby declares and certifies that the undersigned is aware that:

1.           No prospectus has been filed by the Company with any Canadian Commissions in connection with the issuance of the Convertible Debenture, the issuance is exempted from the prospectus requirements of the applicable securities legislation and that:

(a)	the Transferee is restricted from using most of the civil remedies available under the applicable legislation;
(b)	the Transferee may not receive information that would otherwise be required to be provided to him or her under the applicable legislation;
(c)	the Company is relieved from certain obligations that would otherwise apply under the applicable legislation.

2.           The Transferee represents and warrants that the Transferee is one of the following:

[Please handwrite your initials on the applicable line]

a.

_____ an individual who, either alone or jointly with a spouse, beneficially owns, directly or indirectly, financial assetsc having an aggregate realizable value that before taxes, but net of any related liabilitiesd, exceeds Cdn$1,000,000,

b.

_____ an individual whose net income before taxes exceeded Cdn$200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded Cdn$300,000 in each of the two most recent years and who, in either case, reasonably expects to exceed that net income level in the current year,

c.	_____ an individual who, either alone or with a spouse, has net assets of at least Cdn$5,000,000.00

d.	_____ a person, other than an individual or investment fund, that had net assets of at least Cdn$5,000,000 as shown on its most recently prepared financial statements,

e.

________ a person or corporation in respect of which all of the owners of interests, direct or indirect, legal or beneficial, except the voting shares required by law to be owned by directors, are persons that meet the criteria in any of paragraphs (a) to (b) above or are otherwise accredited investors as defined in the Canadian National Instrument 45-106.

f.

_____ a person registered as an adviser or dealer under the securities legislation of a jurisdiction of Canada, other than a person registered solely as a limited market dealer under the Securities Act (Ontario) or Securities Act (Newfoundland and Labrador),

g.	_____ an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada, as a representative of a person or company referred to in paragraph (f),

AND the Transferee is purchasing the Convertible Debenture as principal and not other person, corporation, firm or other organization will have a beneficial interest in the Convertible Debenture.

5.           (CHECK ONE)

[   ]           The Transferee hereby represents and warrants to the Company that at the time of acquiring the Convertible Debenture the Transferee is not in the United States, is not a U.S. person ("U.S. Person") as such term is defined in Regulation S under the Securities Act of 1933 as amended (the “U.S. Securities Act”), is not acquiring the Convertible Debenture on behalf of a U.S. Person or a person in the United States, and did not execute or deliver the conversion form for the Convertible Debenture in the United States; or
[   ]           The Transferee is delivering to the Company concurrent with acquiring the Convertible Debenture the Certification of U.S. Transferee in the form attached to this Transferee Certificate.

6.           The Transferee agrees to execute a standard subscription form of Chalk Media Corp. which include such terms and conditions as Chalk Media Corp. in its sole discretion shall deem appropriate.

The undersigned Transferee of ______________ Convertible Debenture of Chalk Media Corp. hereby (i) acknowledges that such Convertible Debenture is subject to all applicable securities legislation and requirements of regulatory authorities, including without limitation any undertaking given to any applicable stock exchange.

________________________________________
Name of Transferee (Please Print)

By: _____________________________________

________________________________________
Office or Title and Address

Certification of U.S. Transferee

          Capitalized terms not specifically defined in this Certification have the meaning ascribed to them in the Convertible Debenture attached to this Certification. In the event of a conflict between the terms of this Certification and such Convertible Debenture Transfer Form, the terms of this Certification shall prevail.

          In addition to the covenants, representations and warranties contained in the Convertible Debenture Form to which this Schedule A is attached, the undersigned (the “Purchaser”) covenants, represents and warrants to Chalk Media Corp. (the “Corporation”) that the Purchaser:

(a)      is (i) located in the United States or is a U.S. Person ("U.S. Person") as such term is defined in Regulation S under the Securities Act of 1933 as amended (the “U.S. Securities Act”; and (ii) authorized to consummate the purchase of the Convertible Debenture.

(b)      alone, or with the assistance of the Purchaser’s professional advisers, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Debenture and it is able, without impairing its financial condition, to hold such securities for an indefinite period of time and bear the economic risk of loss of its entire investment.

(c)      has had access to such information concerning the Corporation as it has considered necessary or appropriate in connection with its investment decision to acquire the Convertible Debenture, including access to the Corporation’s public filings available on the Internet at www.sedar.com.

(d)      is acquiring the Convertible Debenture for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Convertible Debenture in violation of the United States federal or state securities laws.

(e)      The address of the Purchaser set out on the Transfer Form is the true and correct principal address of the Purchaser and can be relied on by the Corporation for the purposes of United States federal and state laws compliance.

(f)      understands (i) the Convertible Debenture and the shares issuable upon conversion of the Debenture (the “Conversion Shares”) have not been and will not be registered under the U.S. Securities Act , or the securities laws of any state of the United States, (ii) the sale contemplated hereby is being made in reliance on an exemption from such registration requirements available under Rule 506 of Regulation D; and (iii) subject to certain exceptions provided under the U.S. Securities Act, the Convertible Debenture and the Conversion Shares may not be transferred in the United States or by or on behalf of a U.S. Person unless such Convertible Debenture or Conversion Shares, as applicable, are registered under the U.S. Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

(g)      is an “accredited investor” as defined in Rule 501 or Regulation D of the U.S. Securities Act by virtue of meeting one of the following criteria (please hand-write your initials on the applicable lines):

1. Initials _______

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Convertible Debenture, with total assets in excess of US$5,000,000;

2. Initials _______

A trust that (a) has total assets in excess of US$5,000,000, (b) was not formed for the specific purpose of acquiring the Convertible Debenture and (c) is directed in its purchases of the Convertible Debenture by a sophisticated person as described in Rule 506 (b)(2)(ii) of Regulation D under the 1933 Act and who has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of an investment in the Convertible Debenture ;

3. Initials _______	An investment Corporation registered under the Investment Corporation Act of 1940 or a business development Corporation as defined in Section 2(a)(48) of that Act;

4. Initials _______	A Small Business Investment Corporation licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

5. Initials _______	A private business development Corporation as defined in Section 202(a)(22) of the Investment Advisors Acts of 1940; or
6. Initials _______	A natural person whose total personal net worth, either individually or jointly with such person's spouse, at the time of purchase, exceeds US$1,000,000.
7. Initials _______

A natural person who had individual income in excess of US$200,000, or joint income with the person's spouse in excess of US$300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year.

8. Initials _______	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

(h)      The Purchaser has not purchased the Convertible Debenture as a result of any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D under the 1933 Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television, or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(i)      If the Purchaser decides to offer, sell or otherwise transfer any of the Convertible Debenture or Conversion Shares it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

(i)      the sale is to the Corporation;
(ii)     the sale is made outside the United States in a transaction meeting the requirements of Regulation S and in compliance with applicable local laws and regulations;
(iii)    the sale is made pursuant to the exemption from the registration requirements under the 1933 Act provided by Rule 144 or Rule 144A thereunder, if available, and in accordance with any applicable state securities laws; or
(iv)     the transaction does not require registration under the 1933 Act or any applicable state laws and regulations governing the offer and sale of securities, and it has prior to such sale furnished to the Corporation an opinion of counsel reasonably satisfactory to the Corporation stating that such transaction is exempt from registration under applicable securities laws and that the legend may be removed.

(j)      acknowledges that it has not purchased the Convertible Debenture as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the 1933 Act) in the United States in respect of the Convertible Debenture which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Convertible Debenture.

(k)      the Purchaser understands and agrees that the certificates representing the Convertible Debenture and the Conversion Shares , as well as all certificates issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the 1933 Act or applicable state securities laws, will bear, on the face of such certificate, the following legend:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE [AND ISSUABLE UPON CONVERSION THEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY APPLICABLE U.S. STATE SECURITIES LAW. NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) RECEIPT BY THE CORPORATION OF AN ACCEPTABLE LEGAL OPINION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS, OR (C) THE CORPORATION OTHERWISE SATISFYING ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

(m)      the Purchaser understands and agrees that there may be material tax consequences to the Purchaser of an acquisition or disposition of the Convertible Debenture. The Corporation does not give any opinion or make any representation with respect to the tax consequences to the Purchaser under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such Convertible Debenture or their underlying shares.

(n)      understands and agrees that the financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles and therefore may be materially different from financial statements prepared under U.S. generally accepted accounting principles.

(o)      consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described in this Certification and the Subscription Agreement.

ONLY U.S. PURCHASERS NEED COMPLETE AND SIGN
Dated _______________2007

X ______________
Signature of individual (if Purchaser is an individual)
Authorized signatory (if Purchaser is not an individual)

________________
Name of Purchaser (please print)

________________
Name of authorized signatory (please print)

________________
Official capacity of authorized signatory (please print)